STINSON                                                           (816) 691-2763
MORRISON                                                   www.stinsonmoheck.com
HECKER LLP

                                                                     Exhibit 5.1
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150

Tel (816) 842-8600
Fax (888) 495-2360


August 10, 2006


Euronet Worldwide, Inc.
4601 College Boulevard
Suite 300
Leawood, Kansas 66211

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Euronet Worldwide, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by the Company on or about the date hereof under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 4,000,000 shares of the Company's common stock, $0.02 par value per share (collectively, the "Shares"), to be issued by the Company under its 2006 Stock Incentive Plan ("Plan").

      In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware and the federal law of the United States of America.

      For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company). This opinion assumes that the provisions of the Company's Certificate of Incorporation will not be amended after the date hereof.

      Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, assuming that upon issuance such shares together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed 90,000,000 shares, and assuming that the consideration paid for such shares complies with the applicable provisions of the Delaware General Corporation Law and the Delaware Constitution regarding the


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Euronet Worldwide, Inc.
August 10, 2006
Page 2

form and amount of consideration required for valid issuance of capital stock, upon the issuance and sale of said 4,000,000 shares for the consideration and upon the terms and conditions set forth in the Plan, said shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement.

      We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

                                Very truly yours,

                                STINSON MORRISON HECKER LLP

                                /s/ Stinson Morrison Hecker LLP